Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation	Doing Business As

Warwick Valley Long Distance Company, Inc.	New York

Hometown Online, Inc.	New York	Warwick Online

Warwick Valley Mobile Telephone Company, Inc.	New York	WVT Business Communications

Warwick Valley Networks, Inc.	New York
(inactive)